Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Fourth Quarter and

Full Year 2023 Results

Record Q4 23 Run-Rate Daily Production of 24,332 Boe/d (6:1) Exceeds High End of Guidance; Represents Organic Growth of 3.4% Between Q3 2023 and Q4 2023

Activity on Acreage Remains Robust with 98 Active Rigs Drilling Representing 16%1 Market Share of U.S. Land Rig Count

Superior Five-Year Annual Average PDP Decline Rate of 14% Requires Only an Estimated 5.8 Net Wells Annually to Maintain Flat Production Compared to 8.4 Net Line-of-Site Wells

Increase in Borrowing Base on Secured Revolving Credit Facility to $550 Million; Conservative Balance Sheet with Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA of 1.0x

Announces Q4 2023 Cash Distribution of $0.43 per Common Unit

FORT WORTH, Texas, February 21, 2024 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in over 129,000 gross wells across 28 states, today announced financial and operating results for the quarter ended and year ended December 31, 2023.

Fourth Quarter 2023 Highlights

•	Record Q4 2024 run-rate daily production of 24,332 barrels of oil equivalent (“Boe”) per day (6:1)

•	Record Q4 2023 oil, natural gas and NGL revenues of $83.9 million, an increase of 21.2% from Q3 2023

•	Q4 2023 net income of approximately $17.8 million and net income attributable to common units of approximately $9.8 million, as compared to $18.5 million and $13.6 million, respectively, from Q3 2023

•	Record Q4 2023 consolidated Adjusted EBITDA of $69.0 million, an increase of 23.7% from Q3 2023

•	As of December 31, 2023, Kimbell’s major properties[2] had 8.38 net drilled but uncompleted wells (“DUCs”) and net permitted locations on its acreage (4.55 net DUCs and 3.83 net permitted locations) compared to an estimated 5.8 net wells needed to maintain flat production

•	As of December 31, 2023, Kimbell had 98 rigs actively drilling on its acreage, down 1 rig from Q3 2023 and representing 16.3% market share of all rigs drilling in the continental United States as of such time

1 Based on Kimbell rig count of 98 and Baker Hughes U.S. land rig count of 602 as of December 31, 2023.

2 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 15% to Kimbell’s net inventory.

Kimbell Royalty Partners, LP – News Release

•	On December 8, 2023, the borrowing base and aggregate commitments on Kimbell's secured revolving credit facility were increased from $400 million to $550 million in connection with its Fall redetermination

•	Announced a Q4 2023 cash distribution of $0.43 per common unit, reflecting a payout ratio of 75% of cash available for distribution; implies a 11.2% annualized yield based on the February 20, 2024 closing price of $15.38 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s revolving credit facility

•	Initiated full year 2024 guidance with estimated daily production at its mid-point projected at 24,000 Boe/d for the year

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “General Partner”), commented, “2023 was another record year for Kimbell. We completed our largest acquisition to date during 2023, which was not only immediately accretive to distributable cash flow per common unit, but also bolstered the Permian as the leading basin for the Company in terms of production, active rig count, DUCs, permits and undrilled inventory. Furthermore, the borrowing base and elected commitments on the Company’s revolving credit facility increased to $550 million, further enhancing our liquidity and conservative capital structure. Finally, the Company paid out $1.73 per common unit in tax-advantaged quarterly distributions during 2023 and paid down approximately $49.9 million on its credit facility by allocating 25% of cash available for distribution for debt-paydown.

“Q4 2023 reflected significant organic growth relative to Q3 2023 due to a number of high interest wells coming online in the Permian and Haynesville. We expect to continue this operational momentum as we progress through 2024 given that our rig count remains near record highs with 98 rigs actively drilling in the U.S.

“Reflecting on our growth since our IPO, we have now grown production from 3,116 Boe/d to 24,332 Boe/d, an increase of 681%. As evidenced by our significant acquisition activity in 2023, we expect to continue our role as a major consolidator in the highly fragmented U.S. oil and natural gas royalty sector, which we estimate to be over $700 billion in size. And, as I have stated in the past, there are only a handful of public entities in the U.S. and Canada that have the financial resources, infrastructure, network and technical expertise to complete large-scale, multi-basin acquisitions. We believe that we are still in the early stages of this consolidation and will actively seek out targets that fit within our acquisition profile. We are very excited about the opportunities to expand in the future and deliver unitholder value for years to come.”

Fourth Quarter 2023 Distribution and Debt Repayment

Today, the Board of Directors of the General Partner (the “Board of Directors”) approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the fourth quarter of 2023, or $0.43 per common unit. The distribution will be payable on March 20, 2024 to common unitholders of record at the close of business on March 13, 2024. Kimbell plans to utilize the remaining 25% of cash available for distribution for the fourth quarter of 2023 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. Since May 2020 (excluding the expected upcoming pay-down from the remaining 25% of Q4 2023 projected cash available for distribution), Kimbell has paid down approximately $136.0 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay-down.

Kimbell Royalty Partners, LP – News Release

Kimbell expects that approximately 93% of its fourth quarter 2023 distribution should not constitute dividends for U.S. federal income tax purposes, but instead are estimated to constitute non-taxable reductions to the basis of each distribution recipient’s ownership interest in Kimbell common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. The Form 8937 containing additional information may be found at www.kimbellrp.com under “Investor Relations” section of the site. Kimbell currently believes that the portion that constitute dividends for U.S. federal income tax purposes will be considered qualified dividends, subject to holding period and certain other conditions, which are subject to a tax rate of 0%, 15% or 20% depending on the income level and tax filing status of a unitholder for 2024. Kimbell believes these estimates are reasonable based on currently available information, but they are subject to change.

Financial Highlights

Kimbell’s fourth quarter 2023 average realized price per Bbl of oil was $77.69, per Mcf of natural gas was $2.27, per Bbl of NGLs was $21.71 and per Boe combined was $36.04.

During the fourth quarter of 2023, the Company’s total revenues were $99.2 million, net income was approximately $17.8 million and net income attributable to common units was approximately $9.8 million, or $0.14 per common unit. There was a non-cash ceiling test impairment expense of $18.2 million recorded during the quarter, primarily related to the decline in commodity prices.

Total fourth quarter 2023 consolidated Adjusted EBITDA was $69.0 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the fourth quarter of 2023, G&A expense was $9.1 million, $5.8 million of which was Cash G&A expense, or $2.59 per BOE (Cash G&A and Cash G&A per Boe are non-GAAP financial measures. Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release). Excluding the impact of approximately $0.8 million in integration related expenses associated with the Q3 2023 acquired production, Cash G&A per Boe was $2.25. Unit-based compensation in the fourth quarter of 2023, which is a non-cash G&A expense, was $3.3 million or $1.49 per Boe.

On December 8, 2023, the borrowing base and aggregate commitments under Kimbell’s secured revolving credit facility were increased from $400 million to $550 million in connection with its Fall redetermination.

As of December 31, 2023, Kimbell had approximately $294.2 million in debt outstanding under its secured revolving credit facility, had net debt to fourth quarter 2023 trailing twelve month consolidated Adjusted EBITDA of approximately 1.0x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $255.8 million in undrawn capacity under its secured revolving credit facility as of December 31, 2023.

Kimbell Royalty Partners, LP – News Release

As of December 31, 2023, Kimbell had outstanding 73,851,458 common units and 20,847,295 Class B units. As of February 21, 2024, Kimbell had outstanding 74,938,960 common units and 20,847,295 Class B units.

Production

Fourth quarter 2023 average daily production was 25,235 Boe per day (6:1), which consisted of 903 Boe per day related to prior period production recognized in Q4 2023, and 24,332 Boe per day of run-rate production. The 24,332 Boe per day of run-rate production was composed of approximately 50% from natural gas (6:1) and approximately 50% from liquids (33% from oil and 17% from NGLs). The prior period production recognized in Q4 2023 was attributable to past production that came into pay status during the fourth quarter of 2023.

Operational Update

As of December 31, 2023, Kimbell’s major properties had 807 gross (4.55 net) DUCs and 727 gross (3.83 net) permitted locations on its acreage. In addition, as of December 31, 2023, Kimbell had 98 rigs actively drilling on its acreage, which represents an approximate 16.3% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of December 31, 2023(1)	Gross Permits as of December 31, 2023(1)	Net DUCs as of December 31, 2023(1)	Net Permits as of December 31, 2023(1)
Permian	495	396	2.55	2.22
Eagle Ford	45	61	0.33	0.47
Haynesville	66	30	0.51	0.37
Mid-Continent	139	68	0.96	0.52
Bakken	55	148	0.13	0.11
Appalachia	3	9	0.01	0.02
Rockies	4	15	0.06	0.12
Total	807	727	4.55	3.83

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 15% to Kimbell's net inventory.

Reserves

Ryder Scott Company, L.P. prepared an estimate of Kimbell’s proved reserves as of December 31, 2023.  Average prices of $78.22 per barrel of oil and $2.64 per MMBtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).  Realized prices with applicable differentials were $76.84 per barrel of oil, $2.11 per Mcf of natural gas and $23.78 per barrel of NGLs.

Kimbell Royalty Partners, LP – News Release

Proved developed reserves at year-end 2023 increased by approximately 41% year-over-year to over 65 MMBoe, reflecting the acquisitions Kimbell made during the year along with continued development by the operators of Kimbell’s acreage.

	Crude Oil and Condensate (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Net proved developed reserves at December 31, 2022	12,355	160,298	7,388	46,459
Revisions of previous estimates	3,273	26,068	814	8,432
Purchases of minerals in place	6,565	41,560	4,400	17,892
Production	(2,393)	(23,384)	(1,083)	(7,374)
Net proved developed reserves at December 31, 2023	19,800	204,542	11,519	65,409

Results of Updated Portfolio Review

Kimbell completed an updated review of its portfolio, which as of December 31, 2023, identified 12,417 gross and 79.09 net (100% NRI) major total upside drilling locations. These locations only include Kimbell's major properties and do not include Kimbell's minor properties, which generally have less than a 0.1% net revenue interest and are time consuming to quantify, but in the estimation of Kimbell's management could add up to an additional 15% to Kimbell's net inventory in the aggregate. Including both the estimated major and minor upside locations, the Company believes it has a total of 93.05 net locations, or approximately 16 years of drilling inventory based on 5.8 net wells per year needed to maintain flat production.

Approximately 75% of the total estimated undrilled net inventory is located in the Permian, Eagle Ford and Haynesville, which have some of the best economic returns and lowest break-even costs in the U.S. In addition, Kimbell's superior five-year average PDP decline rate of only 14% requires only an estimated 5.8 net wells each year to keep production flat.

Kimbell Royalty Partners, LP – News Release

Basin	Gross Major Locations as of December 31, 2023(1)	Net Major Locations as of December 31, 2023(1)	Avg. Gross Horizontal Wells/DSU(2)
Permian	5,216	32.14	12.0
Eagle Ford	1,577	14.42	6.9
Haynesville	1,022	12.90	5.9
Mid-Continent	2,440	12.64	6.8
Bakken	1,708	3.59	8.5
Appalachia	257	2.13	7.6
Rockies	197	1.27	10.5
Total	12,417	79.09	8.3

(1)  Locations include permits, proven undeveloped (PUD), probable, and possible (per SPE-PRMS reserve definitions based on internal reserves database as of December 31, 2023). In addition, these figures pertain only to Kimbell's major properties and do not include additional locations from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify, but in the estimation of Kimbell's management, could add an additional 15% to Kimbell's net inventory in the aggregate.

(2)  Gross horizontal wells per drilling spacing unit (“DSU”) from internal reserves database as of December 31, 2023. DSUs vary in size.

Hedging Update

The following provides information concerning Kimbell’s hedge book as of December 31, 2023:

Fixed Price Swaps as of December 31, 2023
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
1Q 2024	143,871	1,305,213	$81.92	$3.91
2Q 2024	140,959	1,318,317	$82.76	$3.83
3Q 2024	142,508	1,328,940	$76.88	$3.96
4Q 2024	141,588	1,332,712	$74.60	$4.19
1Q 2025	140,400	1,289,520	$71.55	$4.32
2Q 2025	140,686	1,310,127	$67.64	$3.52
3Q 2025	136,068	1,261,964	$74.20	$3.74
4Q 2025	146,372	1,291,680	$68.26	$3.68

Kimbell Royalty Partners, LP – News Release

2024 Guidance

Kimbell is providing financial and operational guidance ranges for 2024 as follows:

	Kimbell Royalty
	Partners LP
2024
Net Production - Mboe/d (6:1)	22.5	-	25.5
Oil Production - % of Net Production	32%	-	36%
Natural Gas Production - % of Net Production	48%	-	52%
Natural Gas Liquids Production - % of Net Production	14%	-	18%

Unit Costs ($/boe)
Marketing and other deductions	$1.60	-	$2.40
Depreciation and depletion expense	$10.00	-	$14.00
G&A
Cash G&A	$2.50	-	$2.70
Non-Cash G&A	$1.40	-	$1.80
Production and ad valorem taxes - % of Oil, Natural Gas and NGL Revenues	7.0%	-	9.0%

Payout Ratio (1)		75%

(1)  The Company intends to pay out 75% of its projected cash available for distribution in quarterly distributions and utilize 25% of projected cash available for distribution to pay down a portion of the outstanding borrowings under its secured revolving credit facility each quarter.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss fourth quarter 2023 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through February 28, 2024 by dialing 201-612-7415 and using the conference ID 13735463#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On February 21, 2024, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

Kimbell Royalty Partners, LP – News Release

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 129,000 gross wells. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth (including financial and operational guidance), drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices and changes to supply and demand for oil, natural gas and NGLs. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to potential declines in prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Production, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Kimbell Royalty Partners, LP – News Release

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

December 31,
2023
Assets:
Current assets
Cash and cash equivalents	$30,993
Oil, natural gas and NGL receivables	59,020
Derivative assets	11,428
Accounts receivable and other current assets	1,699
Total current assets	103,140
Property and equipment, net	590
Oil and natural gas properties
Oil and natural gas properties (full cost method)	2,048,690
Less: accumulated depreciation, depletion and impairment	(827,034)
Total oil and natural gas properties, net	1,221,656
Right-of-use assets, net	2,189
Derivative assets	2,888
Loan origination costs, net	7,326
Total assets	$1,337,789
Liabilities and unitholders' equity:
Current liabilities
Accounts payable	$6,595
Other current liabilities	6,173
Derivative liabilities	209
Total current liabilities	12,977
Operating lease liabilities, excluding current portion	1,888
Derivative liabilities	60
Long-term debt	294,200
Other liabilities	197
Total liabilities	309,322
Commitments and contingencies
Mezzanine equity:
Series A preferred units	314,424
Kimbell Royalty Partners, LP unitholders' equity:
Common units	670,531
Class B units	1,042
Total Kimbell Royalty Partners, LP unitholders' equity	671,573
Non-controlling interest in OpCo	42,470
Total unitholders' equity	714,043
Total liabilities, mezzanine equity and unitholders' equity	$1,337,789

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	December 31, 2023	December 31, 2022
Revenue
Oil, natural gas and NGL revenues	$83,949	$64,421
Lease bonus and other income	573	1,034
Gain on commodity derivative instruments, net	14,674	3,216
Total revenues	99,196	68,671
Costs and expenses
Production and ad valorem taxes	5,658	2,697
Depreciation and depletion expense	36,196	16,726
Impairment of oil and natural gas properties	18,220	—
Marketing and other deductions	3,387	2,744
General and administrative expense	9,116	7,190
Consolidated variable interest entities related:
General and administrative expense	—	447
Total costs and expenses	72,577	29,804
Operating income	26,619	38,867
Other income (expense)
Equity loss in affiliate	—	(989)
Interest expense	(7,465)	(3,950)
Consolidated variable interest entities related:
Interest earned on marketable securities in trust account	—	2,208
Net income before income taxes	19,154	36,136
Income tax expense	1,326	888
Net income	17,828	35,248
Distribution and accretion on Series A preferred units	(5,269)	—
Net income attributable to non-controlling interests	(2,765)	(6,847)
Distributions on Class B units	(21)	(8)
Net income attributable to common units of Kimbell Royalty Partners, LP	$9,773	$28,393

Basic	$0.14	$0.48
Diluted	$0.14	$0.48
Weighted average number of common units outstanding
Basic	71,900,028	59,484,641
Diluted	115,412,176	69,913,842

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Revenue
Oil, natural gas and NGL revenues	$267,585	$281,964
Lease bonus and other income	5,595	3,074
Gain (loss) on commodity derivative instruments, net	20,889	(36,979)
Total revenues	294,069	248,059
Costs and expenses
Production and ad valorem taxes	20,326	16,239
Depreciation and depletion expense	96,477	50,086
Impairment of oil and natural gas properties	18,220	—
Marketing and other deductions	12,565	13,383
General and administrative expense	35,678	29,129
Consolidated variable interest entities related:
General and administrative expense	928	2,304
Total costs and expenses	184,194	111,141
Operating income	109,875	136,918
Other income (expense)
Equity income in affiliate	—	2,669
Interest expense	(25,951)	(13,818)
Loss on extinguishment of debt	(480)	—
Other (expense) income	(181)	4,043
Consolidated variable interest entities related:
Interest earned on marketable securities in trust account	3,509	3,721
Net income before income taxes	86,772	133,533
Income tax expense	3,766	2,739
Net income	83,006	130,794
Distribution and accretion on Series A preferred units	(6,310)	—
Net income attributable to non-controlling interests	(16,465)	(18,823)
Distributions on Class B units	(89)	(42)
Net income attributable to common units of Kimbell Royalty Partners, LP	$60,142	$111,929

Basic	$0.93	$1.75
Diluted	$0.91	$1.72
Weighted average number of common units outstanding
Basic	66,595,273	54,112,595
Diluted	93,057,731	65,837,017

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss), net of depreciation and depletion expense, interest expense, income taxes, impairment of oil and natural gas properties, non-cash unit based compensation, unrealized gains and losses on derivative instruments, cash distribution from affiliate, equity income (loss) in affiliate, gains and losses on sales of assets and operational impacts of variable interest entities, which include general and administrative expense and interest income.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	December 31, 2023	December 31, 2022
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$59,309	$38,631
Interest expense	7,465	3,950
Income tax expense	1,326	888
Impairment of oil and natural gas properties	(18,220)	—
Amortization of right-of-use assets	(85)	(82)
Amortization of loan origination costs	(529)	(491)
Equity loss in affiliate	—	(989)
Unit-based compensation	(3,326)	(2,982)
Gain on derivative instruments, net of settlements	15,368	13,029
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(2,300)	606
Accounts receivable and other current assets	(1,156)	967
Accounts payable	505	(336)
Other current liabilities	4,368	1,509
Operating lease liabilities	90	84
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	—	2,208
Other assets and liabilities	—	(180)
Consolidated EBITDA	$62,815	$56,812
Add:
Impairment of oil and natural gas properties	18,220	—
Unit-based compensation	3,326	2,982
Gain on derivative instruments, net of settlements	(15,368)	(13,029)
Cash distribution from affiliate	—	171
Equity loss in affiliate	—	989
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	—	(2,208)
General and administrative expense	—	447
Consolidated Adjusted EBITDA	$68,993	$46,164
Adjusted EBITDA attributable to non-controlling interest	(15,188)	(8,967)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$53,805	$37,197

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	5,308	2,558
Cash distributions on Series A preferred units	3,802	—
Cash income tax expense	2,281	15
Distributions on Class B units	21	8
Cash available for distribution on common units	$42,393	$34,616

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
December 31, 2023
Net income	$17,828
Depreciation and depletion expense	36,196
Interest expense	7,465
Income tax expense	1,326
Consolidated EBITDA	$62,815
Impairment of oil and natural gas properties	18,220
Unit-based compensation	3,326
Gain on derivative instruments, net of settlements	(15,368)
Consolidated Adjusted EBITDA	$68,993
Adjusted EBITDA attributable to non-controlling interest	(15,188)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$53,805

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	5,308
Cash distributions on Series A preferred units	3,802
Cash income tax expense	2,281
Distributions on Class B units	21
Cash available for distribution on common units	$42,393

Common units outstanding on December 31, 2023	73,851,458

Common units outstanding on March 13, 2024 Record Date	74,938,960

Cash available for distribution per common unit outstanding	$0.57

Fourth quarter 2023 distribution declared (1)	$0.43

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
December 31, 2022
Net income	$35,248
Depreciation and depletion expense	16,726
Interest expense	3,950
Income tax expense	888
Consolidated EBITDA	$56,812
Unit-based compensation	2,982
Gain on derivative instruments, net of settlements	(13,029)
Cash distribution from affiliate	171
Equity loss in affiliate	989
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(2,208)
General and administrative expense	447
Consolidated Adjusted EBITDA	$46,164
Adjusted EBITDA attributable to non-controlling interest	(8,967)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$37,197

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	2,558
Cash income tax expense	15
Distributions on Class B units	8
Cash available for distribution on common units	$34,616

Common units outstanding on December 31, 2022	64,231,833

Common units outstanding on March 9, 2023 Record Date	65,229,995

Cash available for distribution per common unit outstanding	$0.53

Fourth quarter 2022 distribution declared (1)	$0.48

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility. Additionally, Kimbell utilized cash flows received from the Q4 2022 Acquired Production after the effective date of October 1, 2022, but prior to the closing date of December 15, 2022, to pay outstanding borrowings under its credit facility and to distribute the additional cash flows to common unitholders. Revenues, production and other financial and operating results from the Q4 2022 acquisition are reflected in Kimbell's condensed consolidated financial statements from December 15, 2022 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended
	December 31, 2023
Net income	$17,828
Depreciation and depletion expense	36,196
Interest expense	7,465
Income tax expense	1,326
Consolidated EBITDA	$62,815
Impairment of oil and natural gas properties	18,220
Unit-based compensation	3,326
Gain on derivative instruments, net of settlements	(15,368)
Consolidated Adjusted EBITDA	$68,993

Q1 2023 - Q3 2023 Consolidated Adjusted EBITDA (1)	209,221
Trailing Twelve Month Consolidated Adjusted EBITDA	$278,214

Long-term debt (as of 12/31/23)	294,200
Cash and cash equivalents (as of 12/31/23) (2)	(25,000)
Net debt (as of 12/31/23)	$269,200

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.0	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net income to consolidated Adjusted EBITDA for each quarter is included in the applicable news release. This also includes the trailing twelve months pro forma results from the Q2 2023 acquisition that closed in May 2023 and the Q3 2023 acquisition that closed in September 2023 in accordance with Kimbell's secured revolving credit facility.

(2)  In accordance with Kimbell's secured revolving credit facility, the maximum deduction of cash and cash equivalents to be included in the net debt calculation for compliance purposes is $25 million.